UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2025

MapLight Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42914	83-2163243
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Chesapeake Drive

Redwood City, California 94063

(Address of principal executive offices)

Registrant’s telephone number, including area code: (617) 984-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MPLT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth below under Item 8.01 is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment and Restatement of Certificate of Incorporation

In connection with the closing of the initial public offering (“IPO”) of shares of common stock, par value $0.0001 per share (“Common Stock”), of MapLight Therapeutics, Inc. (the “Company”), on October 28, 2025, the Company filed an amended and restated certificate of incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware. The Company’s board of directors (the “Board”) and stockholders previously approved the Restated Certificate to be effective upon the closing of the IPO.

Amendment and Restatement of Bylaws

Effective as of October 28, 2025, the Company adopted amended and restated bylaws (the “Restated Bylaws”) in connection with the closing of the IPO. The Board and stockholders previously approved the Restated Bylaws to be effective as of immediately prior to the closing of the IPO.

The Restated Certificate and Restated Bylaws are filed as Exhibits 3.1 and 3.2 hereto, respectively, and are incorporated herein by reference.

Item 8.01 Other Events.

On October 26, 2025, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Jefferies LLC, Leerink Partners LLC and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters named therein (collectively, the “Underwriters”), in connection with the IPO, for the issuance and sale by the Company of 14,750,000 shares of Common Stock, at an initial public offering price of $17.00 per share, less underwriting discounts and commissions, pursuant to an effective registration statement on Form S-1 (Registration No. 333-290400) and a related prospectus. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 2,212,500 shares of Common Stock at the initial public offering price, less underwriting discounts and commissions.

On October 28, 2025, the IPO closed with respect to 14,750,000 shares of Common Stock. Additionally, on October 28, 2025, the Underwriters exercised in full their option to purchase 2,212,500 additional shares of Common Stock, which closed on October 29, 2025.

On October 26, 2025, the Company entered into share purchase agreements (the “Share Purchase Agreements”) with affiliates of Goldman Sachs & Co. LLC (the “Purchasers”), including certain investment funds managed by Goldman Sachs & Co. LLC, each of which were existing stockholders of the Company, for the purchase of an aggregate of 467,707 shares of Common Stock, at a per share price equal to the IPO price of $17.00 per share, through a private placement financing (the “Concurrent Private Placement”). The Concurrent Private Placement closed concurrently with the IPO on October 28, 2025. Morgan Stanley & Co. LLC, Jefferies LLC, Leerink Partners LLC and Stifel, Nicolaus & Company, Incorporated acted as placement agents for the Concurrent Private Placement, and the Company paid a placement agent fee equal to 7.0% of the total purchase price of the shares sold in the Concurrent Private Placement.

The gross proceeds to the Company from the IPO and the Concurrent Private Placement, before deducting underwriting discounts and commissions, placement agent fees and offering expenses, were $296.3 million.

The Common Stock issued and sold in the Concurrent Private Placement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and was issued and sold pursuant to Section 4(a)(2) of the Securities Act. Each Purchaser has represented that it is an “institutional accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and is acquiring the Common Stock for investment purposes only and not with a view to any public distribution or with any intention of selling, distributing or otherwise disposing of the Common Stock in a manner that would violate the registration requirements of the Securities Act. The Common Stock was offered without any general solicitation by the Company or its representatives.

The foregoing description of the Share Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to such agreement, the form of which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Amended and Restated Bylaws of the Registrant.

99.1	Form of Share Purchase Agreement, dated October 26, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MapLight Therapeutics, Inc.

Dated: October 29, 2025	By:	/s/ Christopher A. Kroeger
Christopher A. Kroeger, M.D.
Chief Executive Officer